Exhibit 4.1

FIRST AMENDMENT

TO

AMENDED AND RESTATED RIGHTS AGREEMENT

AMENDMENT, dated as of July 13, 2005, to the Amended and Restated Rights Agreement dated as of February 23, 2004 (the “Rights Agreement”) between SPACEHAB, Incorporated, a Washington corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation, as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment that are not otherwise defined have the meaning ascribed to such terms in the Rights Agreement

WHEREAS, pursuant to the Rights Agreement, the Board of Directors of the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent has been in all respects duly authorized by the Company and the Rights Agent.

NOW THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

1. Section 1(o) of the Rights Agreement is hereby amended to read in its entirety as follows:

“(o) “Expiration Date” shall mean the Close of Business on July 13, 2005.”

2. Exhibit B is hereby amended to replace all references to “April 9, 2009” with “July 13, 2005” in all places where such date appears.

3. Exhibit C of the Rights Agreement is hereby amended as follows:

(a) The first paragraph of Exhibit C is amended by adding the following sentence immediately before the last sentence of such paragraph:

“On July 13, 2005, the Board of Directors of the Company approved the First Amendment to the Rights Agreement, dated as of February 23, 2004, that amends the Rights Agreement to change the Expiration Date (defined below) to July 13, 2005.”

(b) The second sentence of the fourth paragraph of Exhibit C is hereby amended to read in its entirety as follows:

“The Rights will expire on July 13, 2005 (the “Expiration Date”), unless the Expiration Date is extended or unless the rights are earlier redeemed or exchanged by the Company, in each case as described below.”

4. This Amendment shall be deemed to be a contract made under the laws of the State of Washington and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

5. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

6. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify or amend any of the other terms, conditions, obligations, covenants or agreements contained in the Rights Agreement.

7. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the term, provisions, covenants and restrictions of this Amendment and of the Rights Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

SPACEHAB, INCORPORATED

By:	/s/ Nicholas G. Morgan
Nicholas G. Morgan, Vice President
and Controller

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President